Exhibit 3
ARTICLES OF AMENDMENT OF
ALLETE, INC.

Amending paragraphs 5, 7, 8, 9, 10, 11, 12, 13, and 15 of Article III and paragraph 1 of Article VI of ALLETE, Inc.’s Articles of Incorporation
as Amended and Restated as of May 8, 2001
as previously amended as of September 20, 2004, May 28, 2009 and May 19, 2010

1.Article III, Section 5, of the Articles of Incorporation of ALLETE, Inc., as Amended and Restated as of May 8, 2001 (as amended as of September 20, 2004, May 28, 2009 and May 19, 2010, the “Articles”) is amended to read in its entirety as follows:
5.Subject to the rights of the holders of the 5% Preferred Stock~~,~~ and Serial Stocks and subordinate thereto (including those set forth in any certificate of designation filed with respect to any series of Serial Stock) (and subject and subordinate to the rights of any class of stock hereafter authorized), the Common Stock alone shall receive all dividends and shares in liquidation, dissolution, winding up or distribution other than those to be paid on shares of 5% Preferred Stock and Serial Stocks, as hereinbefore provided.
2.Article III, Section 7, of the Articles is amended to read in its entirety as follows:
7.Subject to the terms set forth in in any certificate of designation filed with respect to any series of Serial Stock, this Corporation, by a majority vote of its Board of Directors, may at any time redeem all of the Serial Preferred Stock or Serial Preferred Stock A or may from time to time redeem any series or any part of any series thereof, by paying in cash the redemption price or prices fixed for the series of Serial Preferred Stock or Serial Preferred Stock A to be redeemed by resolution or resolutions of the Board of Directors establishing such series, plus unpaid accumulated dividends, if any, to the date of redemption.
3.Article III, Section 8, of the Articles is amended to read in its entirety as follows:
8.[Deleted and intentionally reserved]
4.Article III, Section 9, of the Articles is amended to read in its entirety as follows:
9.Except as hereinafter otherwise provided or as otherwise provided in any certificate of designation filed with respect to any series of Serial Stock, every shareholder of record or his legal representative, at the date fixed for the determination of persons entitled to vote at the meeting of shareholders, or, if no date has been fixed, then at the date of the meeting shall be entitled at such meeting to one vote for each share of Common Stock, 5% Preferred Stock or Serial Preferred Stock standing in his name on the books of the Corporation.

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There shall be no cumulative voting by any class, series or shares of stock of this Corporation.
5.Article III, Section 10, of the Articles is amended to read in its entirety as follows:
10.If and when dividends payable on any of the preferred stocks other than the Serial Preferred Stock A shall be in default in an amount equal to four full quarterly payments or more per share, and thereafter until all dividends on any of such preferred stocks in default shall have been paid, the holders of all of the then outstanding preferred stocks other than the Serial Preferred Stock A (such preferred stocks, the “Voting Preferred Stock”), voting as a class, shall be entitled to elect the smallest number of directors necessary to constitute a majority of the full Board of Directors, and the holders of the Common Stock, voting as a class, shall be entitled to elect the remaining directors of the Corporation, anything herein or in the Bylaws to the contrary notwithstanding. The terms of office, as directors, of all persons who may be directors of the Corporation at the time shall terminate upon the election of a majority of the Board of Directors by the holders of the Voting Preferred Stock, except that if the holders of the Common Stock shall not have elected the remaining directors of the Corporation, then, and only in that event, the directors of the Corporation, as constituted just prior to the election of a majority of the Board of Directors by the holders of the Voting Preferred Stock, shall elect the remaining directors of the Corporation. Thereafter, while such default continues and the majority of directors are being elected by the holders of the Voting Preferred Stock, the remaining directors, whether elected by directors, as aforesaid, or whether originally or later elected by holders of the Common Stock, shall continue in office until their successors are elected by holders of the Common Stock and qualify.
For purposes of this (tenth) paragraph, there shall be no cumulative voting by any class, series or shares of stock of this Corporation.”
6.Article III, Section 11, of the Articles is amended to read in its entirety as follows:
11.If and when all dividends then in default on the Voting Preferred Stock then outstanding shall be paid (and such dividends shall be declared and paid out of any funds legally available therefore as soon as reasonably practicable), the holders of the Voting Preferred Stock shall be divested of any special right with respect to the election of directors and the voting power of the holders of the Voting Preferred Stock and the holders of the Common Stock shall revert to the status existing before the first dividend payment date on which dividends on any of the Voting Preferred Stock were not paid in full; but always subject to the same provisions for vesting such special rights in the holders of the Voting Preferred Stock in case of further like default or defaults on dividends thereon. Upon the termination of any such special voting right upon payment of all accumulated and defaulted dividends on the Voting Preferred Stock, the terms of office of all persons who may have been elected directors of the Corporation by

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vote of the holders of the Voting Preferred Stock, as a class, pursuant to such special voting right shall forthwith terminate, and the resulting vacancies shall be filled by a vote of the majority of the remaining directors.
7.Article III, Section 12, of the Articles is amended to read in its entirety as follows:
12.In case of any vacancy in the office of a director occurring among the directors elected by the holders of the Voting Preferred Stock, voting as a class, the remaining directors elected by the holders of the Voting Preferred Stock, by affirmative vote of a majority thereof, or the remaining director so elected if there be but one, may elect a successor or successors to hold office for the unexpired terms of the director or directors whose place or places shall be vacant. Likewise in case of any vacancy in the office of a director occurring among the directors not elected by the holders of the Voting Preferred Stock, the remaining directors not elected by the holders of the Voting Preferred Stock, by affirmative vote of a majority thereof, or the remaining director so elected if there be but one, may elect a successor or successors to hold office for the unexpired term of the director or directors whose place or places shall be vacant.
8.Article III, Section 13, of the Articles is amended to read in its entirety as follows:
13.Whenever the right shall have accrued to the holders of the Voting Preferred Stock to elect directors, voting as a class, then upon request in writing signed by any holder of Voting Preferred Stock, delivered by registered mail or in person to the president, a vice president or secretary, it shall be the duty of such officer forthwith to cause notice to be given to the shareholders entitled to vote of a meeting to be held at such time as such officer may fix, not less than ten nor more than sixty days after the receipt of such request, for the purpose of electing directors. At all meetings of shareholders held for the purpose of electing directors during such time as the holders of the Voting Preferred Stock shall have the special right, voting as a class, to elect directors, the presence in person or by proxy of the holders of a majority of the outstanding Common Stock shall be required to constitute a quorum of such class for the election of directors, and the presence in person or by proxy of the holders of a majority of the outstanding Voting Preferred Stock shall be required to constitute a quorum of the Voting Preferred Stock for the election of directors; provided, however, that the absence of a quorum of the holders of Common Stock or of Voting Preferred Stock shall not prevent the election at any such meeting or adjournment thereof of directors by such other class or classes if the necessary quorum of the holders of stock of such other class or classes is present in person or by proxy at such meeting or any adjournment thereof; and provided further that in the event a quorum of the holders of the Common Stock is present but a quorum of the holders of the Voting Preferred Stock is not present, then the election of the directors elected by the holders of the Common Stock shall not become effective and the directors so elected by the holders of the Common Stock shall not assume their offices and duties until the holders of the Voting Preferred Stock, with a quorum present,

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shall have elected the directors they shall be entitled to elect; and provided further, however, that in the absence of a quorum of the holders of either the Common Stock or the Voting Preferred Stock, a majority of the holders of the stock of the class or classes who are present in person or by proxy shall have power to adjourn the election of the directors to be elected by such class or classes from time to time without notice other than announcement at the meeting until the requisite amount of holders of such class or classes shall be present in person or by proxy, but such adjournment shall not be made to a date beyond the date for the mailing of notice of the next annual meeting of the Corporation or special meeting in lieu thereof.
9.The first paragraph of Article III, Section 15, of the Articles is amended to read in its entirety as follows:
15.So long as any shares of the 5% Preferred Stock or any shares of any series of the Serial Preferred Stock are outstanding, the Corporation shall not, without the consent (given by vote at a meeting called for that purpose) of the holders of a majority of the total number of shares of the Voting Preferred Stock then outstanding:
10.The first paragraph of Article VI of the Articles is amended to read in its entirety as follows:
Subject to the provisions of Article III hereof and subject to the terms set forth in any certificate of designation filed with respect of any series of Serial Stock, (1) the management of this Corporation shall be vested in a Board of Directors, the number of which shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by affirmative vote of the majority of the Disinterested Directors, as defined in Article VII, but the number of Directors shall be no less than nine (9) and no greater than fifteen (15), but no decrease shall have the effect of shortening the term of any incumbent Director. Directors shall be elected annually by the stockholders by ballot by a majority vote of all the outstanding stock entitled to vote, to hold office until their successors are elected and qualify; (2) subject to any rights then existing by applicable law with respect to cumulative voting, the stockholders at any meeting by a majority vote of all the outstanding stock entitled to vote, at an election of directors, may remove any director and fill the vacancy; (3) subject to the rights of the holders of any class or series of the then outstanding shares of voting capital stock of this Corporation, newly created directorships resulting from any increase in the authorized number of Directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled only by the shareholders or by the affirmative vote of a majority of the Disinterested Directors then in office, although less than a quorum. Directors so elected shall hold office for a term expiring at the time of the next annual election of Directors by the stockholders and until their successors are duly elected and qualify.
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